Exhibit 99.3

AMC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with AMC’s Unaudited Condensed Consolidated Financial Statements as of and for the three and nine months ended September 30, 2025 and 2024. In addition to historical information, the following discussion also contains forward-looking statements that include numerous risks and uncertainties, including, but not limited to, those described under “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Please refer to “Cautionary Note Regarding Forward-Looking Statements” for more information on such statements.

Throughout this section, unless otherwise indicated or the context otherwise requires, references to “we”, “us”, “our” and other similar terms refer to AMC.

Overview

AMC distributes security cameras through e-commerce platforms across the United States, Canada, and Europe. Its product portfolio includes cameras designed for residential homes and small businesses, such as the YI dome guard, home camera, and outdoor camera.

The online stores on these e-commerce platforms in the aforementioned regions are owned by Ants, Xiaoyun, and Yishijue. Pursuant to the Authorization Agreements, these entities have authorized AMC to utilize their e-commerce platform accounts free of charge until October 20, 2026. The Authorization Agreements with Xiaoyun and Yishijue will continue until the existing inventory of AMC’s products has been sold, at which time the agreements will be terminated.

Xiaoyun and Yishijue are variable interest entities (VIEs) where AMC, through contractual arrangements, holds effective control over their primary economic activities, assumes the associated risks and benefits from the economic rewards, making AMC the primary beneficiary.

Business Combination

AMC entered into the Business Combination Agreement with SPAC on August 16, 2024. In June 2025, the Company amended the Business Combination Agreement to increase the enterprise value from $175,000,000 to $180,000,000 and extended the termination date from June 30, 2025 to December 31, 2025. As a result of the transactions contemplated by the Business Combination Agreement, SPAC will become a Delaware corporation, the shareholders of AMC will become shareholders of SPAC, and AMC will become a wholly owned subsidiary of SPAC.

On December 9, 2025 (the “Closing Date”), the parties consummated the transactions contemplated by the Business Combination Agreement. Pursuant to the agreement, Surviving PubCo issued an aggregate of 18,000,000 shares of Surviving PubCo’s common stock, valued at $10 per share, to the former shareholders of the Company in exchange for their equity interests.

Private Investment in Public Equity (“PIPE”) Financing

On September 7, 2025, the Company and the SPAC entered into private investment in public equity (“PIPE”) financing agreements, which were subsequently amended on December 7, 2025. Pursuant to the amended agreements, four investors agreed to invest an aggregate amount of $8 million in exchange for 800,000 ordinary shares of the SPAC at $10.00 per share and warrants (the “Warrants”) to purchase up to 2,240,000 ordinary shares of the SPAC (collectively, the “Subscribed Securities”). The exercise price of the warrants is $10.00 per share. The Subscribed Securities will be exchanged for ordinary shares of the surviving public company (“Surviving PubCo”) upon the closing of the Business Combination Agreement (“BCA Transaction”).

Key Factors Affecting Our Results of Operations

The security camera market is highly competitive, driven by advancements in technology and increasing demand for home and business security. Key factors that affect our results of operations include:

●	Product Features: The competitive market that we operate in requires that we upgrade our products with improved features each year to maintain a competitive edge. Any delays in new product launches may result in reduced sales volume and lower product prices.

●	Product Price: Consumers are often price-conscious, looking for affordable yet reliable solutions. We must compete by offering budget-friendly products or higher-end cameras with advanced features.

●	Advertising on E-commerce platform: We allocate a significant portion of our advertising budget to promote our products on the e-commerce platform for higher rankings. These advertising costs account for approximately 14% and 19% of product revenue for the three months ended September 30, 2025 and 2024, respectively and approximately 28% and 25% of product revenue for the nine months ended September 30, 2025 and 2024, respectively. These advertising costs are recorded as part of sales and marketing expenses.

To date, recent inflationary pressures have not had a material impact on AMC’s business and operations. However, such pressures could increase over time.

The recent changes in tariffs enacted by the United States government had an immaterial impact on the Company. In April 2025, an additional tariff of 125% was imposed. However, on May 12, China and the United States reached a truce agreement, reducing the additional tariff to 30%. Subsequently, on August 11, 2025, all additional tariffs were suspended, and tariff rates returned to their original level of approximately 10%, where they have remained through the date of this report.

There is also significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs. To mitigate the impact of volatile maritime freight rates and other cost fluctuations driven by changes in international trade policies, AMC has initiated the relocation of its inventory from the Amazon warehouses. As part of this initiative, AMC is collaborating with local third-party warehouse partners in the U.S. to pursue more cost-effective and operationally efficient solutions.

If AMC is unable to implement effective strategies to mitigate the effects of rising inflationary pressures, negative trade relations and/or tariffs, its business and operations could be materially and adversely affected.

Comparison of Results of Operations for the Three Months Ended September 30, 2025 and 2024

The following tables set forth summaries of our consolidated results of operations and variances for the periods presented, both in absolute amounts and as a percentage of our total operating revenue for the periods presented. This information should be read together with our unaudited condensed consolidated financial statements and related notes included elsewhere in this filling. The results of operations in any period are not necessarily indicative of our future trends.

Revenues

	Three months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Revenues
Product revenue	$285,785	$2,415,738	$(2,129,953)	(88)%
Product revenue - related party	212,992	-	212,992	N/A
Revenue share – related party	999,253	743,289	255,964	34%
Total revenues	$1,498,030	$3,159,027	$(1,660,997)	(53)%

AMC has three revenue streams: (1) product sales through e-commerce platforms, (2) revenue share from its related party, Kami, for cloud services such as video storage, image analysis, and providing alerts and intelligence detection and (3) product sales to a related party ZKCam Technology Limited (hereinafter referred to as “ZKCam”).

AMC recognizes its revenue share when Kami receives subscription payments from users acquired through AMC’s camera sales. The revenue-share schedule is as follows:

Annual subscription periods	Percentage basis
	Inception through June 30, 2025	From July 1, 2025 Onwards
First year during which an end user starts the cloud service subscription from Kami	30%	30%
Second year during which an end user continues the cloud service	15% for recurring subscriptions	30% for recurring subscriptions
Third year and thereafter during which an end user continues the service subscription from Kami	0%	30%

For the three months ended September 30, 2025 and 2024, AMC’s product revenue from non-related parties was $285,785 and $2,415,738, respectively. Revenue share from Kami amounted to $999,253 and $743,289 for the three months ended September 30, 2025 and 2024, respectively. Product revenue from a related party, ZKCam, amounted to $212,992 and $nil for the same periods. Total revenue for the three months ended September 30, 2025 was $1,498,030, representing a decrease of $1,660,997 compared to $3,159,027 for the three months ended September 30, 2024.

The decline was driven by a $2,129,953 decrease in product revenue, primarily attributable to the transfer of approximately 85% of inventories from Amazon FBA warehouses to third-party warehouses, which resulted in a sharp decline in Amazon platform traffic. The reduction in sales volume was also impacted by delays in launching upgraded products and increased competition in the security camera market.

Specifically:

—	AMC’s current products feature enhanced cloud capabilities but lack competitive advantages in camera hardware. Additionally, our pricing strategy does not align with market competitiveness, further limiting our appeal.

—	The delays in product launches, which reduced AMC’s competitiveness and contributed to lower sales volume, were primarily due to prolonged prototype testing, delays in obtaining certifications for overseas markets, and the additional time required for thorough software testing. The upgraded products are expected to include an enhancement in camera resolution from 1080P to 2K.

The revenue decline was partially offset by (1) higher revenue share from Kami under the amended agreement effective July 1, 2025, and (2) product sales to ZKCam to clear aged inventories. Under the amended agreement, Kami allocates 30% of subscription revenues to AMC for the first three years of new customer subscriptions. The Company does not expect additional sales to ZKCam once the aged inventories are sold.

Cost of Revenue

	Three months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Cost of revenues
E-commerce platform expenses	$82,322	$662,569	$(580,247)	(88)%
Product cost	305,306	2,425,408	(2,120,102)	(87)%
Delivery and freight cost	5,368	72,881	(67,513)	(93)%
Inventory impairment losses	51,933	22,006	29,927	136%
Total cost of revenues	$444,929	$3,182,864	$(2,737,935)	(86)%

AMC’s cost of revenues includes e-commerce platform expenses, product costs, delivery and freight costs, and inventory impairment loss. Our cost of revenues totaled $444,929 for the three months ended September 30, 2025, compared to $3,182,864 for the three months ended September 30, 2024.

The decrease in cost of revenues by approximately $2.7 million was primarily driven by a $2,120,103 reduction in product costs and a $580,247 decrease in e-commerce platform expenses both due to lower sales volume. Additional contributing factor included a $67,514 drop in delivery and freight costs resulting from reduced inventory purchases.

Gross profit/(loss)

	Three months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Gross profit
Product	$53,848	$(767,126)	$820,974	(107)%
Revenue share	999,253	743,289	255,964	34%
Total gross profit	$1,053,101	$(23,837)	$1,076,938	(4518)%

We had a gross profit of $1,053,102 for the three months ended September 30, 2025, compared to a gross loss of $23,837 for the three months ended September 30, 2024. The increase in gross profit was primarily driven by an $820,974 increase in product gross profit, resulting from reduced product costs and new sales to ZKCam during the three months ended September 30, 2025. The increase in gross profit was also attributable to the higher revenue-share percentages from Kami beginning July 1, 2025.

Operating Expenses

	Three months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Operating expense
General and administrative expenses	$330,139	$663,277	$(333,138)	(50)%
(Reversal)/provision for credit losses - related party	-	(72,470)	72,470	(100)%
Sales and marketing expenses	39,622	483,093	(443,471)	(92)%
Research and development expenses	-	33,158	(33,158)	(100)%
Total operating expenses	$369,761	$1,107,058	$(737,297)	(67)%

Operating expenses decreased to $369,761 for the three months ended September 30, 2025, compared to $1,107,058 for the three months ended September 30, 2024. The decrease in operating expenses is due to the following reasons:

●	Sales and marketing expenses

The decrease of $443,471 in sales and marketing expenses was driven by reduced e-commerce platform advertising and promotional activities after approximately 85% of inventories were transferred out of Amazon FBA warehouses during the three months ended September 30, 2025, compared with the same period in 2024. In addition, delays in launching upgraded products further contributed to the decline in sales and marketing expenses, as AMC typically increases advertising efforts when new products are introduced to the market.

●	Research and development expenses

Research and development expenses decreased by $33,158 for the three months ended September 30, 2025, compared to the same period in 2024, primarily due to reduced labor costs and delays in the development of upgraded products. These delays in product launch were driven by prolonged prototype testing, delays in obtaining certifications for overseas sales, and additional time required for comprehensive software testing. As there were no new products launched in 2025, research and development expenses were $nil for the three months ended September 30, 2025.

●	General and administrative expenses

We experienced a decrease of $333,138 in general and administrative expenses for the three months ended September 30, 2025, compared to the same period in 2024. This decrease was primarily attributable to a $272,879 reduction in professional fees for accounting, tax consulting, and audit services for the Business Combination, a $38,413 decrease in payroll expenses resulting from the resignation of one employee, a $26,963 decrease in related-party consulting fees, and a $25,605 decrease in storage fees resulting from the transfer of approximately 85% of inventories out of Amazon FBA warehouses during the three months ended September 30, 2025.

The table below presents the fluctuations in general and administrative expenses for the three months ended September 30, 2025 and 2024.

	Three months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Professional fees	$64,952	$337,831	$(272,879)	(81)%
Payroll expenses	59,282	97,695	(38,413)	(39)%
Consulting fee - related party	63,904	90,867	(26,963)	(30)%
Travel and entertainment	14,179	89	14,090	15831%
Storage fees	81,281	106,886	(25,605)	(24)%
Insurance expense	24,214	16,905	7,309	43%
Sales tax	4,564	9,021	(4,457)	(49)%
Other general and administrative expenses	17,763	3,983	13,780	346%
Total general and administrative expenses	$330,139	$663,277	$(333,138)	(50)%

Other Income/(Expenses)

	Three months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Other income/(expense)
Other income - related party	$-	$392,578	$(392,578)	(100)%
Other income, net	24,230	35,653	(11,423)	(32)%
Interest income	53	200	(147)	(74)%
Interest expense	33	-	33	N/A
Total other income/(expense)	$24,316	$428,431	$(404,115)	(94)%

Other income – related party consists of subsidy income from Kami to support AMC’s marketing campaigns via the e-commerce platforms. We recorded other income – related party of $nil for the three months ended September 30, 2025, compared to $392,578 for the same period in 2024. The $392,578 decrease was primarily attributable to a reduction in subsidy income from Kami, as the revenue-share percentages from Kami increased beginning July 1, 2025.

Other income, net of other expenses, decreased from $35,653 for the three months ended September 30, 2024 to $24,230 for the three months ended September 30, 2025, primarily due to decreased foreign exchange gain.

We recorded an interest income of 53 for the three months ended September 30, 2025, compared to $200 for the three months ended September 30, 2024, from bank interest.

We recorded interest expense of $33 for the three months ended September 30, 2025, compared to $nil for the three months ended September 30, 2024.

Net Income/(Loss)

	Three months ended
	September 30,		Variance
	2025	2024	Amount	%

Net income/(loss)	$705,229	$(705,897)	$1,411,126	(200)%

We earned a net income in the amount of $705,229 for the three months ended September 30, 2025, as compared with a net loss of 705,897 for the three months ended September 30, 2024. The increase in net income of $1,411,126 was primarily attributable to the Company turning a gross loss for the three months ended September 30, 2024, into a gross profit for the same period in 2025, combined with lower operating expenses resulting from decreased sales and marketing expenses and general and administrative expenses.

Comparison of Results of Operations for the Nine Months Ended September 30, 2025 and 2024

The following tables set forth summaries of our consolidated results of operations and variances for the periods presented, both in absolute amounts and as a percentage of our total operating revenue for the periods presented. This information should be read together with our unaudited condensed consolidated financial statements and related notes included elsewhere in this filling. The results of operations in any period are not necessarily indicative of our future trends.

Revenues

	Nine months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Revenues
Product revenue	$2,256,901	$5,903,804	$(3,646,903)	(62)%
Product revenue - related party	359,781	-	359,781	N/A
Revenue share – related party	2,071,148	2,106,668	(35,520)	(2)%
Total revenues	$4,687,830	$8,010,472	$(3,322,642)	(43)%

AMC has three primary revenue streams: (1) product sales through e-commerce platforms, (2) revenue share from its related party, Kami, for cloud services such as video storage, image analysis, and providing alerts and intelligence detection, and (3) product sales to a related party ZKCam.

AMC recognizes its revenue share when Kami receives subscription payments from users acquired through AMC’s camera sales. The revenue-share schedule is as follows:

Annual subscription periods	Percentage basis
	Inception through June 30, 2025	From July 1, 2025 Onwards
First year during which an end user starts the cloud service subscription from Kami	30%	30%
Second year during which an end user continues the cloud service	15% for recurring subscriptions	30% for recurring subscriptions
Third year and thereafter during which an end user continues the service subscription from Kami	0%	30%

For the nine months ended September 30, 2025 and 2024, AMC’s product revenue from non-related parties was $2,256,901 and $5,903,804, respectively. The revenue share from Kami amounted to $2,071,148 and $2,106,668 for the nine months ended September 30, 2025 and 2024, respectively. Product revenue from related parties, ZKCam and Kami, amounted to $359,781 and $nil for the same periods. The total revenue reported for the nine months ended September 30, 2025 was $4,687,830, decreased by $3,322,642 from $8,010,472 for the nine months ended September 30, 2024.

The decline was driven by a $3,646,903 decrease in product revenue, primarily attributable to the transfer of approximately 85% of inventories from Amazon FBA warehouses to third-party warehouses, which resulted in a sharp decline in Amazon platform traffic. The reduction in sales volume was also impacted by delays in launching upgraded products and increased competition in the security camera market.

Specifically:

—	AMC’s current products feature enhanced cloud capabilities but lack competitive advantages in camera hardware. Additionally, our pricing strategy does not align with market competitiveness, further limiting our appeal.

—	The delays in product launches, which reduced AMC’s competitiveness and contributed to lower sales volume, were primarily due to prolonged prototype testing, delays in obtaining certifications for overseas markets, and the additional time required for thorough software testing. The upgraded products are expected to include an enhancement in camera resolution from 1080P to 2K.

The revenue decline was partially offset by product sales to ZKCam to clear aged inventories. The Company does not expect additional sales to ZKCam once the aged inventories are sold.

Cost of Revenue

	Nine months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Cost of revenues
E-commerce platform expenses	$651,339	$1,594,637	$(943,297)	(59)%
Product cost	2,051,567	4,799,054	(2,747,487)	(57)%
Delivery and freight cost	38,904	160,898	(121,995)	(76)%
Inventory impairment losses	138,006	946,477	(808,471)	(85)%
Total cost of revenues	$2,879,816	$7,501,066	$(4,621,250)	(62)%

AMC’s cost of revenues includes e-commerce platform expenses, product costs, delivery and freight costs, and inventory impairment loss. Our cost of revenues totaled $2,879,816 for the nine months ended September 30, 2025, compared to $7,501,066 for the nine months ended September 30, 2024.

The decrease in cost of revenues by approximately $4.6 million was primarily driven by a $2,747,487 reduction in product costs and a $943,297 decrease in e-commerce platform expenses. Both reductions were attributable to significantly lower sales volume on Amazon, resulting from the absence of new product launches in 2025 and the transfer of approximately 85% of inventories from Amazon FBA warehouses to third-party warehouses, which resulted in a sharp decline in Amazon platform traffic. Additional contributing factors included an $808,471 reduction in inventory impairment losses, as the significant price discounts that led to inventory impairment for the nine months ended September 30, 2024 were not repeated for the nine months ended September 30, 2025, as well as a $121,995 decrease in delivery and freight costs due to reduced inventory purchases.

Gross profit/(loss)

	Nine months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Gross profit
Product	$(263,134)	$(1,597,262)	$1,334,128	(84)%
Revenue share	2,071,148	2,106,668	(35,520)	(2)%
Total gross profit	$1,808,014	$509,406	$1,298,608	255%

We had a gross profit of $1,808,014 for the nine months ended September 30, 2025, compared to a gross profit of $509,406 for the nine months ended September 30, 2024. The increase in gross profit was primarily driven by a $1,334,128 decrease in product gross loss, resulting from reduced product costs and new sales to ZKCam during the nine months ended September 30, 2025.

Operating Expenses

	Nine months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Operating expense
General and administrative expenses	$1,931,788	$1,540,053	$391,735	25%
Provision for credit losses - related party	-	279,712	(279,712)	(100)%
Sales and marketing expenses	651,841	1,527,953	(876,112)	(57)%
Research and development expenses	23,832	196,299	(172,467)	(88)%
Total operating expenses	$2,607,461	$3,544,017	$(936,556)	(26)%

Operating expenses decreased to $2,607,461 for the nine months ended September 30, 2025, compared to $3,544,017 for the nine months ended September 30, 2024. The decrease in operating expenses is due to the following reasons:

●	Provision for credit losses – related party

Provision for credit losses – related party decreased by $279,712 for the nine months ended September 30, 2025, compared with the same period in 2024. For the nine months ended September 30, 2024, the Company recorded a provision for credit losses of $279,712 against receivables due from Ants. The receivable was fully repaid in April 2025, resulting in no provision for credit losses for the three months ended September 30, 2025.

●	Sales and marketing expenses

The decrease of $876,112 in sales and marketing expenses was driven by less e-commerce platform advertising and promotional activities during the nine months ended September 30, 2025 compared with the same period in 2024. AMC typically incurs advertising expenses when upgraded products are introduced to the market. However, due to a delay in launching upgraded products, advertising and promotional activities decreased.

●	Research and development expenses

Research and development expenses decreased by $172,466 during the nine months ended September 30, 2025, compared to the same period in 2024, primarily due to reduced labor costs and delays in the development process for upgraded products. The delays in product launches stem from prolonged prototype testing, delays in obtaining certifications for overseas sales, and the additional time required for thorough software testing.

●	General and administrative expenses

The decrease in operating expenses was partially offset by an increase in general and administrative expenses of $391,735 for the nine months ended September 30, 2025, compared to the same period in 2024. This increase was primarily attributable to a $407,002 increase in professional fees for accounting, tax consulting, and audit services resulting from the Business Combination, a $63,565 increase in travel expenses, and a $37,403 increase in insurance expenses, partially offset by an $87,967 decrease in storage fees due to the transfer of approximately 85% of inventories out of Amazon FBA warehouses and a $60,097 decrease in related-party consulting fees with Ants and Kami.

The table below presents the fluctuations in general and administrative expenses for the nine months ended September 30, 2025 and 2024.

	Nine months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Professional fees	$930,096	$523,094	$407,002	78%
Payroll expenses	263,989	250,812	13,177	5%
Consulting fee - related party	243,385	303,483	(60,098)	(20)%
Travel and entertainment	64,223	658	63,565	9660%
Storage fees	276,749	364,716	(87,967)	(24)%
Insurance expense	74,115	36,712	37,403	102%
Sales tax	26,463	51,336	(24,873)	(48)%
Other general and administrative expenses	52,768	9,242	43,526	471%
Total general and administrative expenses	$1,931,788	$1,540,053	$391,735	25%

Other Income/(Expenses)

	Nine months ended
	September 30,		Variance
	2025	2024	Amount	%
	(Unaudited)	(Unaudited)
Other income/(expense)
Other income - related party	$1,217,586	$1,021,815	$195,771	19%
Other income/(expense), net	13,552	35,382	(21,830)	(62%)
Interest income	501	201	300	149%
Interest expense - related party	-	(18,999)	18,999	(100%)
Interest expense	(24,551)	-	(24,551)	N/A
Total other income/(expense)	$1,207,088	$1,038,399	$168,689	16%

Other income – related party consists of subsidy income from Kami to support AMC’s marketing campaigns via the e-commerce platforms. We recorded other income – related party of $1,217,586 for the nine months ended September 30, 2025, compared to $1,021,815 for the same period in 2024. The increase was primarily due to higher subsidy income from Kami, provided to incentivize AMC to increase sales volume and boost subscriptions to Kami’s cloud service.

Other income, net of other expenses, decreased from $35,382 for the nine months ended September 30, 2024 to $13,552 for the nine months ended September 30, 2025 due to decreased foreign exchange gain.

We recorded an interest income of $501 for the nine months ended September 30, 2025, compared to $201 for the nine months ended September 30, 2024, from bank interest.

We recorded interest expense – related party of $nil for the nine months ended September 30, 2025, compared to $18,999 for the nine months ended September 30, 2024. The interest expense – related party was related to the revolving loan agreement with Ants. The decrease in interest expense is due to the revolving loan paid off during the second quarter of 2024.

We recorded interest expense of $24,551 for the nine months ended September 30, 2025, compared to $nil for the nine months ended September 30, 2024. The interest expense was related to a loan of RMB 6 million from the Hongkong and Shanghai Banking Corporation Bank (HSBC) with a six-month term and an interest rate of 8%. In April, 2025, Xiaoyun repaid the RMB 6 million loan in full to HSBC, including accrued interest, using payments received from AMC.

Net Income/(Loss)

	Nine months ended
	September 30,		Variance
	2025	2024	Amount	%

Net income/(loss)	$399,140	$(2,003,706)	$2,402,846	(120)%

We earned a net income in the amount of $399,140 for the nine months ended September 30, 2025, as compared with a net loss of $2,003,706 for the nine months ended September 30, 2024. The increased net income of $2,402,846 was primarily due to increased gross profit, a decline in sales and marketing expense, increased subsidy income from Kami, and $nil provision for credit losses.

Liquidity and Capital Resources

	Nine months ended
	September 30,		Variance
	2025	2024	Amount	%
Net cash provided by operating activities	$(4,943,423)	$1,847,727	$(6,791,149)	(368)%
Net cash used in investing activities	$(578,108)	$(488,203)	$(89,905)	18%
Net cash used in by financing activities	$8,178,018	$(887,462)	$9,065,480	(1022)%

Operating activities used $4,943,423 in cash for the nine months ended September 30, 2025, as compared with $1,847,727 provided in cash for the nine months ended September 30, 2024. Our operating cash outflow of $4,943,423 for the nine months ended September 30, 2025, was primarily attributable to (1) a decrease in inventory of $2,252,487, resulting from reduced purchases as existing inventory was sufficient given the decline in sales, (2) a decrease in other receivables – related party of $1,697,751, as Ants fully repaid its balance in April 2025, and (3) a net income of $399,140. These impacts were partially offset by a decrease in accounts payable – related party of $8,543,243 resulting from repayments to the related party supplier, Senslab. In comparison, for the nine months ended September 30, 2024, the operating cash inflow of $1,847,727 was primarily due to (1) an increase in accounts payable - related party of $2,170,392, resulting from the extension of payment terms with the supplier Senslab from 60 days to 180 days, (2) a decrease in other receivable – related party of $544,195, (3) a decrease in inventories of $603,947, and (4) a decrease in due from shareholder of $366,609. These impacts were partially offset by a net loss of $2,003,706, an increase in accounts receivable of $56,499 and an increase in other receivable of $70,000.

Investing activities used $578,108 for the nine months ended September 30, 2025, compared to $488,203 for the nine months ended September 30, 2024. The investing cash outflow for the nine months ended September 30, 2025 was due to the issuance of promissory note receivable totaling $593,970, offset by the repayment of note receivable – shareholder for $15,862. The investing cash outflow for the nine months ended September 30, 2024 was due to the issuance of shareholder loans totaling $532,203, the repayment of note receivable – shareholder for $500,000, and issuance of promissory note receivable totaling $456,000.

Financing activities provided $8,178,018 for the nine months ended September 30, 2025, compared to $887,462 used for the nine months ended September 30, 2024. The financing cash inflow for the nine months ended September 30, 2025 was due to repayment of short-term loan for $821,982 offset by capital contribution from Kami for $9,000,000. Financing cash outflow for the nine months ended September 30, 2024, resulted from a capital contribution of $80,000 from the shareholder and proceeds of $1,353,700 from related-party loans, offset by repayments of $2,171,162 on these loans and deferred offering costs of $150,000.

Related Party Transactions

During the nine months ended September 30, 2025 and 2024, related party transactions had the following impact on income/(loss) before income tax, as shown in the table below. Positive balances indicate an increase in pre-tax income (loss), while negative balances indicate a decrease.

Related Party Transactions	Impact on pre-tax loss
Income Statement	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue share – related party (Kami)	$999,253	$743,289	$2,071,148	$2,106,668
Product revenue -related party (Kami)	-	-	359,781	-
Product revenue -related party (ZKCam)	212,992	-	-	-
Product cost -related party (Senslab)	(305,306)	(2,425,408)	(2,051,567)	(4,799,054)
(Provision)/reversal for credit losses (Ants)	-	72,470	-	(279,712)
General and administrative expenses - Consulting fee-related party (Kami)	(48,904)	(75,867)	(198,385)	(258,483)
General and administrative expenses - Shareholder’s business travel expense (Sean)	(14,179)	-	(39,979)	-
General and administrative expenses - Financial consulting fee (Ants)	(15,000)	(15,000)	(45,000)	(45,000)
Other income - Marketing incentive subsidy income (Kami)	-	392,578	1,217,586	1,021,815
Interest expense (Ants)	-	-	-	(18,999)
Total impact on pre-tax income/(loss)	$828,856	$(1,307,938)	$1,313,584	$(2,272,765)
% of pre-tax income/(loss)	117%	186%	322%	114%

Commitments and Contingencies

Operating Lease

The Company leased an office in New York City under a non-cancellable 39-month lease agreement that expires in 2027. For additional information, see Note 13, Lease, in the unaudited condensed consolidated financial statements as of September 30, 2025.

Finder Fees

On June 28, 2024, the Company engaged Revere Securities, LLC (hereinafter referred to as “Revere”) to act as (1) its merger and acquisition advisor (M&A Advisor) in connection with the Business Combination and (2) its financial advisor (Financing Advisor) on any private investment in the Company consisting of equity, debt, and/or equity-linked securities (hereinafter referred to as “Series Financing”). The Company paid Revere a retainer fee of $25,000 and, upon consummation of the Business Combination, will pay Revere a remaining fee of $425,000 in cash.

Forward Purchase Agreement (“FPA”)

On September 24, 2025, the Company and the SPAC entered into a Forward Purchase Agreement (“FPA”) with Harraden Circle Investors, LP (“HC”), Harraden Circle Special Opportunities, LP (“HCSO”), Harraden Circle Strategic Investments, LP (“HCSI”), and Harraden Circle Concentrated, LP (“HCC”) (collectively, “Harraden”) for a prepaid share forward transaction. Pursuant to the FPA, the SPAC prepaid Harraden to purchase shares (the “Recycled Shares”) from the SPAC’s public shareholders. Harraden is required to return 90% of the purchased Recycled Shares one year later, either in the form of shares or cash, depending on whether the Recycled Shares have been sold in the market. In return, Harraden will retain the remaining 10% of the purchased Recycled Shares as compensation.

Off Balance Sheet Arrangements

During the nine months ended September 30, 2025 and 2024, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

The preparation of unaudited condensed consolidated financial statements and related disclosures in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, allowance for credit losses, valuation of inventory, and estimated replacement rates to calculate warranty liabilities and warranty expenses. Management bases its estimates on historical experience and various other reasonable assumptions, which serve as the foundation for making judgments about the carrying values of assets and liabilities.

Our significant accounting policies and estimates are set forth in Note 2 to the consolidated financial statements appearing elsewhere in this Form 8-K.

Recently Issued Accounting Pronouncements

For a discussion of our new or recently adopted accounting pronouncements, see Note 2, Recent issued accounting pronouncements, to our consolidated financial statements included elsewhere in this Form 8-K.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the consolidated financial statements and notes thereto included elsewhere in this Form 8-K.

Internal Control Over Financial Reporting

In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2024 and 2023, and reviews of our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2025 and 2024, we and our independent registered public accounting firm identified four material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified for AMC are as follows:

(1)	Lack of Experienced Accounting Team — AMC lacks qualified in-house accounting staff and resources with adequate knowledge of U.S. GAAP. A third-party consulting firm has been engaged to prepare financial statements and footnote disclosures in accordance with U.S. GAAP.

(2)	Lack of Duty Segregations — The Company separates the duties at certain areas, but there is only one person responsible for various functions of the Company, including processing payments and Human Resource functions. All other individuals involved in these processes are engaged through independent contractor roles.

(3)	Lack of sufficient inventory management process and control system — AMC does not have a sufficient inventory management process or control system.

(4)	Lack of proper approval for related party transactions — AMC lacks a formal approval process for related party transactions.

To remediate our material weaknesses, we have begun and will continue to: (1) hire additional qualified accounting staff with appropriate knowledge and experience in U.S. GAAP and SEC financial reporting requirements, while strengthening period-end financial reporting controls and procedures; (2) establish an ongoing program to provide adequate training for financial reporting and accounting personnel, particularly on U.S. GAAP and SEC requirements; (3) assign clear roles and responsibilities to accounting staff and the management team to establish segregation of duties and improve inventory processes; and (4) implement a thorough review and approval process for related party transactions.

However, we cannot assure that we will remediate our material weaknesses in a timely manner, or at all. See “Risk Factors”. If we fail to implement and maintain effective internal controls to remediate the material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the price of our securities may be materially adversely affected.